Exhibit 99.2

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Investors: Jennifer Beatty 314/994.2781

Arch Coal Announces Receipt of Commitments for Amendments to its Revolver and Term Loan Credit Facility

ST. LOUIS, Dec. 12, 2013 —Arch Coal, Inc. (NYSE:ACI) announced today it has received the requisite commitments from lenders for amendments to its senior secured credit facility. Upon closing of the amendments to the senior secured credit facility, Arch would increase its term loan facility from $1.63 billion to $1.93 billion with the addition of an incremental $300 million Term Loan B. The company expects to complete the amendments and close and fund the incremental Term Loan B on Dec. 17, 2013. The closing of the amendments and the funding of the incremental Term Loan B is conditioned upon entrance into definitive documents and other customary closing conditions.

Arch intends to use the net proceeds from the offering of the previously announced 8% Senior Secured Second Lien Notes due 2019 (the “2019 Notes”), together with the net proceeds from the Term Loan B facility and cash on hand, to fund the purchase of any and all of its outstanding 8.750% Senior Notes due 2016 (the “2016 Notes”) in its previously announced tender offer and consent solicitation (the “Tender Offer”) and the redemption of any of the 2016 Notes that remain outstanding if Arch purchases less than all of the outstanding 2016 Notes in the Tender Offer.

In addition, the amendments would reduce the aggregate revolving credit commitments under the facility from $350 million to $250 million. Further, certain financial covenants would be eliminated for the duration of the credit facility, and the net senior secured leverage ratio would be deferred until June 30, 2015 and significantly relaxed thereafter.

In conjunction with these referenced transactions, Arch plans to reset the amount of dividends on its common stock to $0.01 per share per annum beginning in 2014.

This press release is not an offer to sell, a solicitation of an offer to sell or a solicitation of an offer to buy any securities. The 2019 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated December 2, 2013 (the “Statement”), and a related Consent and Letter of Transmittal, which have been sent to holders of the 2016 Notes. This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Statement and the related Consent and Letter of Transmittal. In addition, this news release does not constitute a notice of redemption of the 2016 Notes under the optional redemption provisions of the indenture governing the 2016 Notes.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.